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EXHIBIT 99.1


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                          NEW ENGLAND BANCSHARES, INC.
                               660 Enfield Street
                                Enfield, CT 06083

FOR IMMEDIATE RELEASE

CONTACT:  David J. O'Connor, President and CEO
          (860) 253-5200


              NEW ENGLAND BANCSHARES, INC. REPORTS EARNINGS FOR THE
                        QUARTER ENDED SEPTEMBER 30, 2003

ENFIELD, CT, October 23, 2003 - New England Bancshares, Inc. (the "Company") (OTC: NEBS), the holding company for Enfield Federal Savings and Loan Association (the "Bank") reported second quarter earnings of $173,000, or $0.09 per share, a decrease of $28,000, or 13.93%, from $201,000, or $0.10 per share, reported in the same quarter a year ago. The decrease in net income was due to a decline in the net interest margin to 3.44% for the three months ended September 30, 2003, as compared to 3.72% for the three months ended September 20, 2002. The decline in the margin reflects in part the continuing low interest rate environment resulting in accelerated loan prepayments.

Net interest income for the quarter amounted to $1,344,000, an increase of $73,000, from the same quarter last year, primarily due to loan growth which helped to offset the lower interest rate environment.

Total noninterest expenses for the quarter were $1,130,000, an increase of $114,000, or 11.22%, from $1,016,000 for the quarter ended September 30, 2002.
The increase was primarily the result of additions to staff and other expenses relating to the two new banking locations.

At September 30, 2003, total assets were $164.5 million, an increase of $14.9 million, or 9.96%, from September 30, 2002. Loans outstanding increased $12.2 million, or 14.07% to $98.8 million at September 30, 2003 compared to $86.7 million at September 30, 2002. Short-term investments, including federal funds sold, interest-bearing demand deposits with other banks and money market mutual funds, increased $3.1 million from September 30, 2002 to September 30, 2003. Cash and due from banks decreased by $1.4 million over the same period.

Total deposits at September 30, 2003 increased by 2.21% over the levels at March 31, 2003.


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New England Bancshares, Inc.                                         Page 2 of 3





Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with six banking centers servicing the communities of Enfield, Manchester, Suffield, and Windsor Locks. For more information regarding the Bank's products and services, please visit www.enfieldfederal.com.
----------------------


                               STATISTICAL SUMMARY
                                   (UNAUDITED)
          (DOLLARS IN THOUSANDS, EXCEPT FOR RATIOS AND PER SHARE DATA)



PERIOD ENDING SEPTEMBER 30,           THREE MONTHS              SIX MONTHS
------------------------------    --------------------   ---------------------
                                    2003        2002        2003        2002
                                  ---------   --------   ----------   --------
Net interest income                $1,344       $1,271      $2,679      $2,438
Provision for loan losses             $60          $60        $120        $120
Noninterest income                    $97          $98        $242        $201
Noninterest expenses               $1,130       $1,016      $2,347      $1,870
Net income                           $173         $201        $316        $441
Earnings per share                  $0.09        $0.10       $0.16         N/A
Average Shares outstanding      2,019,880    2,049,875   2,019,880         N/A




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New England Bancshares, Inc.                                         Page 3 of 3



     BALANCE SHEET DATA AT
     SEPTEMBER 30                            2003                  2002
     ------------------------------      -----------            ----------
     Total assets                          $164,465              $149,609
     Gross loans                            $98,840               $86,686
     Allowance for loan losses               $1,128                  $893
     Total deposits                        $131,806              $119,114
     Total equity                           $23,290               $22,933
     Book value per share                    $11.53                $11.35

     KEY RATIOS QUARTER ENDED
     SEPTEMBER 30
     ------------------------------
     Return on average assets                 0.39%                 0.54%
     Return on average equity                 2.71%                 3.53%
     Net interest margin                      3.44%                 3.72%



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